Exhibit 99.1

Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--July 28, 2023--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.14 per share, payable on September 21, 2023 to all stockholders of record on August 24, 2023.

ABOUT RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection, expertise and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and leaders are increasingly adopting more flexible workforce models to execute transformational projects. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,100 professionals, we annually engage with over 2,000 clients around the world from 35 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 87% of the Fortune 100 as of May 2023.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com